Eastman Announces Third-Quarter 2017 Financial Results

KINGSPORT, Tenn., October 26, 2017 - Eastman Chemical Company (NYSE:EMN) today announced reported earnings of $2.22 per diluted share for third quarter 2017 versus $1.56 per diluted share for third quarter 2016. Adjusted earnings were $2.19 per diluted share for third quarter 2017 versus $1.86 per diluted share for third quarter 2016. For detail of the adjustments and reconciliation to reported company and segment earnings for all periods presented, see Tables 3A and 4A.

“Once again, we delivered outstanding year-over-year growth in adjusted EPS, reflecting the strength of our portfolio as well as our ability to leverage solid underlying business conditions for growth. Our specialties continued their strong performance, marked by exceptional growth in Additives & Functional Products,” said Mark Costa, Board Chair and CEO. “Over the past several weeks, we have also responded with extraordinary professionalism and decisiveness as we faced hurricanes in the U.S. and the coal gasification incident at our Kingsport facility. With both of these challenges, our ability to minimize disruption and reduce impact is a testament to our scale, vertical integration, and the tremendous capability and determination of the Eastman team.”

(In millions, except per share amounts)	3Q2017	3Q2016
Sales revenue	$2,465	$2,287
Operating earnings	$460	$356
Adjusted operating earnings*	$460	$416
Earnings per diluted share	$2.22	$1.56
Adjusted earnings per diluted share*	$2.19	$1.86
Net cash provided by operating activities	$528	$450

*For adjusted provision for income taxes in 3Q 2017, excluded non-core items in 3Q 2017 and 2016, and reconciliation to reported company and segment earnings, see Tables 3A and 4A.

Segment Results 3Q 2017 versus 3Q 2016

Additives & Functional Products - Sales revenue increased primarily due to higher sales volume for most product lines. Operating earnings increased primarily due to higher sales volume.

Advanced Materials - Sales revenue increased due to improved product mix from higher sales volume of premium products. Operating earnings were unchanged compared to record earnings in the year ago period.

Chemical Intermediates - Sales revenue increased due to higher selling prices attributed to higher raw material prices and continued improvement in competitive conditions. Operating earnings increased primarily due to higher selling prices, lower commodity hedge levels, and lower operating costs, partially offset by higher raw material and energy costs.

Fibers - Sales revenue decreased primarily due to lower selling prices, particularly for acetate tow, attributed to lower industry capacity utilization rates. Operating earnings declined due to lower selling prices, partially offset by lower operating costs resulting from recent actions.

Cash Flow

Eastman generated $528 million in cash from operating activities during third quarter 2017 primarily due to strong net earnings. Total borrowings decreased $187 million and share repurchases totaled $100 million during the quarter.

In first nine months 2017, the company generated cash from operations of over $1 billion and $573 million of free cash flow (defined as cash from operating activities minus capital expenditures). In addition, the company returned $498 million to stockholders with $275 million of share repurchases and $223 million of dividends. The company continues to expect to generate approximately $1 billion of free cash flow in 2017.

See Tables 5A, 5B and 6A. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares.

Kingsport Coal Gasification Operational Incident

As previously announced, on October 4, 2017 an explosion in the Kingsport site’s coal gasification area disrupted manufacturing operations. There were no serious injuries and no impact to the environment. All manufacturing operations have resumed except for coal gasification. Due to the unique advantages of our scale and integration, the company has made excellent progress in repairing the facility and implemented alternate processes to maintain operations of downstream derivative facilities of coal gasification. We expect the coal gasification area to be operable by the end of fourth quarter 2017. This, along with our mitigating actions, is expected to enable full production of acetyl chemicals and derivatives. Normal operations are expected to resume in early 2018.

While the company continues to assess the financial impact of the incident, the net impact is expected to reduce operating earnings by between $50 and $100 million. Costs in fourth quarter 2017 related to the incident are expected to be approximately $100 million, partially offset by insurance recovery expected in first half 2018.

Outlook

Commenting on the outlook for full-year 2017, Costa said: “Our excellent third-quarter results build on the strong performance we have delivered throughout the year. We continue to create our own growth with innovative, high margin products in what remains an uncertain global business environment. Capital allocation and cost management are also contributing to earnings growth. As a result, our expectations for adjusted 2017 EPS growth have improved to be solidly at the high end of the previously projected range of 10 to 12 percent compared with 2016, excluding the financial impact of the Kingsport operational incident.”

The full-year 2017 projected earnings exclude any non-core, unusual, or non-recurring items in fourth quarter 2017, assumes that the adjusted tax rate detailed in Tables 4A and 4B for first nine months 2017 will be the actual rate for full-year 2017, and excludes the financial impact of the Kingsport operational incident. Our 2017 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2017 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2017. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2017 available, and the Form 10-Q to be filed for third quarter 2017 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section, and in the slides and remarks in the public conference call and webcast detailed below.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on October 27, 2017 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 719-325-2213, passcode number 9289488. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 27 to 11:00 a.m. ET, November 6 at 888-203-1112 or 719-457-0820, passcode 9289488.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2016 revenues of approximately $9.0 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 26 , 2017

For Eastman Chemical Company Third Quarter 2017 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2017	2016	2017	2016
Sales	$2,465	$2,287	$7,187	$6,820
Cost of sales	1,774	1,666	5,220	4,960
Gross profit	691	621	1,967	1,860
Selling, general and administrative expenses	175	181	525	538
Research and development expenses	56	54	165	163
Asset impairments and restructuring gains, net	—	30	—	28
Operating earnings	460	356	1,277	1,131
Net interest expense	61	64	182	191
Early debt extinguishment and other related costs	—	—	—	9
Other (income) charges, net	(4)	3	(8)	(5)
Earnings before income taxes	403	289	1,103	936
Provision for income taxes	79	56	206	195
Net earnings	324	233	897	741
Less: net earnings attributable to noncontrolling interest	1	1	4	3
Net earnings attributable to Eastman	$323	$232	$893	$738

Basic earnings per share attributable to Eastman	$2.24	$1.57	$6.15	$5.00
Diluted earnings per share attributable to Eastman	$2.22	$1.56	$6.10	$4.96

Shares (in millions) outstanding at end of period	143.7	146.8	143.7	146.8
Shares (in millions) used for earnings per share calculation
Basic	144.3	147.2	145.2	147.6
Diluted	145.5	148.2	146.5	148.6

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Segment
Additives & Functional Products	$886	$752	$2,489	$2,259
Advanced Materials	646	638	1,937	1,873
Chemical Intermediates	696	638	2,069	1,891
Fibers	224	248	652	762
Total Sales by Segment	2,452	2,276	7,147	6,785
Other	13	11	40	35
Total Eastman Chemical Company	$2,465	$2,287	$7,187	$6,820

Table 2B – Sales Revenue Change

	Third Quarter 2017 Compared to Third Quarter 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	18%	14%	3%	1%
Advanced Materials	1%	1%	—%	—%
Chemical Intermediates	9%	1%	8%	—%
Fibers	(10)%	(2)%	(8)%	—%

Total Eastman Chemical Company	8%	5%	2%	1%

	First Nine Months 2017 Compared to First Nine Months 2016
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	10%	10%	1%	(1)%
Advanced Materials	3%	5%	(1)%	(1)%
Chemical Intermediates	9%	—%	10%	(1)%
Fibers	(14)%	(5)%	(9)%	—%

Total Eastman Chemical Company	5%	4%	2%	(1)%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Sales by Customer Location
United States and Canada	$1,057	$1,028	$3,211	$3,064
Asia Pacific	612	576	1,705	1,601
Europe, Middle East, and Africa	658	545	1,882	1,760
Latin America	138	138	389	395
Total Eastman Chemical Company	$2,465	$2,287	$7,187	$6,820

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations(1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products
Operating earnings	$186	$160	$497	$481
Asset impairments and restructuring gains, net	—	—	—	(2)
Excluding non-core item	186	160	497	479
Advanced Materials
Operating earnings	141	141	399	381
Chemical Intermediates
Operating earnings	81	39	246	121
Fibers
Operating earnings	66	79	173	237
Other
Operating loss	(14)	(63)	(38)	(89)
Mark-to-market pension and other postretirement benefit plans loss	—	30	—	30
Asset impairments and restructuring charges, net	—	30	—	30
Acquisition integration and transaction costs	—	—	—	9
Excluding non-core items	(14)	(3)	(38)	(20)

Total Eastman Chemical Company
Operating earnings	460	356	1,277	1,131
Mark-to-market pension and other postretirement benefit plans loss	—	30	—	30
Asset impairments and restructuring charges, net	—	30	—	28
Acquisition integration and transaction costs	—	—	—	9
Total operating earnings excluding non-core items	$460	$416	$1,277	$1,198

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$460	$356	$1,277	$1,131
Costs of sales	—	18	—	18
Selling, general and administrative expenses	—	12	—	21
Asset impairment and restructuring charges, net	—	30	—	28
Total operating earnings excluding non-core items	$460	$416	$1,277	$1,198

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2016 for descriptions of third quarter 2016 and first nine months 2016 non-core items.

Table 3B - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Additives & Functional Products	$186	$160	$497	$479
Advanced Materials	141	141	399	381
Chemical Intermediates	81	39	246	121
Fibers	66	79	173	237
Total segment operating earnings excluding non-core items	$474	$419	$1,315	$1,218
Total Other	(14)	(3)	(38)	(20)
Total operating earnings excluding non-core items	$460	$416	$1,277	$1,198

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 4A – Non-GAAP Operating Earnings, Earnings, and Earnings Per Share Reconciliations

Adjusted Provision for Income Taxes and Tax Rate

In first quarter 2017, the Company began disclosing non-GAAP earnings with an adjusted effective tax rate and a resulting adjusted provision for income taxes using the Company's current forecasted tax rate for the full year. The adjusted effective tax rate and resulting adjusted provision for income taxes are equal to the Company's projected annual effective tax rate and provision for income taxes on earnings excluding any non-core items for completed periods. The Company did not forecast a full year effective tax rate or provision for income taxes on this basis in prior periods, and accordingly is not presenting an adjusted effective tax rate or provision for income taxes for periods prior to first quarter 2017.

	Third Quarter 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans	Asset Impairment and Restructuring Charges (Gains), Net	Other Non-core Items (1)	Adjustment to Effective Tax Rate and Provision for Income Taxes and Provision for Income Taxes for Non-core Items(2)(3)	Non-GAAP (with Adjusted Provision for Income Taxes and Excluding Non-Core Items)
Operating earnings	$460	—	—	—	—	$460
Other (income) charges, net	$(4)	—	—	3	—	$(1)
Earnings before income taxes	$403	—	—	(3)	—	$400
Provision for income taxes	$79	—	—	—	1	$80
Effective tax rate	20%	—	—	—	—	20%
Net earnings attributable to Eastman	$323	—	—	(3)	(1)	$319
Net earnings attributable to Eastman, per diluted share	$2.22	—	—	—	—	$2.19

	Third Quarter 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans (4)	Asset Impairment and Restructuring Charges (Gains), Net (4)	Other Non-core Items	Effective Tax Rate and Provision for Income Taxes for Non-core Items (3)	Non-GAAP (Excluding Non-Core Items)
Operating earnings	$356	30	30	—	—	$416
Earnings before income taxes	$289	30	30	—	—	$349
Provision for income taxes	$56	—	—	—	17	$73
Effective tax rate	20%	—	—	—	1%	21%
Net earnings attributable to Eastman	$232	30	30	—	(17)	$275
Net earnings attributable to Eastman, per diluted share	$1.56	—	—	—	—	$1.86

(1)	Gain from sale of the formulated electronics cleaning solutions business.

(2)	Third quarter 2017 provision for income taxes was adjusted to reflect the current forecasted full year effective tax rate.

(3)	Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(4)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2016 for descriptions of third quarter 2016 non-core items.

Table 4A – Non-GAAP Operating Earnings, Earnings, and Earnings Per Share Reconciliations (continued)

	First Nine Months 2017
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans	Asset Impairment and Restructuring Charges (Gains), Net	Acquisition Integration and Transaction Costs	Other Non-core Items (1)	Adjustment to Effective Tax Rate and Provision for Income Taxes and Provision for Income Taxes for Non-core Items (2)(3)	Non-GAAP (with Adjusted Provision for Income Taxes and Excluding Non-Core Items)
Operating earnings	$1,277	—	—	—	—	—	$1,277
Other (income) charges, net	$(8)	—	—	—	3	—	$(5)
Earnings before income taxes	$1,103	—	—	—	(3)	—	$1,100
Provision for income taxes	$206	—	—	—	—	13	$219
Effective tax rate	19%	—	—	—	—	1%	20%
Net earnings attributable to Eastman	$893	—	—	—	(3)	(13)	$877
Net earnings attributable to Eastman, per diluted share	$6.10	—	—	—	—	—	$5.99

	First Nine Months 2016
(Dollars in millions, except per share amounts, unaudited)	As Reported (GAAP)	Mark-to-Market Pension and Other Postretirement Benefit Plans	Asset Impairment and Restructuring Charges (Gains), Net (4)	Acquisition Integration and Transaction Costs (4)	Other Non-core Items (4)	Effective Tax Rate and Provision for Income Taxes for Non-core Items (3)	Non-GAAP (Excluding Non-Core Items)
Operating earnings	$1,131	30	28	9	—	—	$1,198
Early debt extinguishment and other related costs	$9		—	—	(9)	—	$—
Other (income) charges, net	$(5)	—	—	—	12	—	$7
Earnings before income taxes	$936	30	28	9	(3)	—	$1,000
Provision for income taxes	$195	—	—	—	—	22	$217
Effective tax rate	21%	—	—	—	—	1%	22%
Net earnings attributable to Eastman	$738	30	28	9	(3)	(22)	$780
Net earnings attributable to Eastman, per diluted share	$4.96	—	—	—	—	—	$5.25

(1)	Gain from sale of the formulated electronics cleaning solutions business.

(2)	The adjusted provision for income taxes for first nine months 2017 is calculated applying the current forecasted full year effective tax rate as shown in Table 4B.

(3)	Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(4)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2016 for descriptions of first nine months 2016 non-core items.

Table 4B - Adjusted Effective Tax Rate Calculation

(Unaudited)	First Nine Months
2017
Effective tax rate	19%
Discrete tax items (1)	1%
Forecasted full year effective tax rate	20%

(1)
"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. First nine months 2017 discrete tax items consist of planned amendments to and finalization of prior years' income tax returns.

Table 5A – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Operating activities
Net earnings	$324	$233	$897	$741
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	148	145	440	436
Mark-to-market loss on pension and other postretirement benefit plans	—	30	—	30
Early debt extinguishment costs	—	—	—	9
Gains from sale of businesses	(3)	—	(3)	(17)
Provision for deferred income taxes	34	42	70	89
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(22)	46	(188)	(105)
(Increase) decrease in inventories	(35)	(29)	(143)	12
Increase (decrease) in trade payables	8	10	(20)	(66)
Pension and other postretirement contributions (in excess of) less than expenses (1)	(25)	(83)	(81)	(134)
Variable compensation (in excess of) less than expenses	52	48	18	(19)
Other items, net	47	8	21	19
Net cash provided by operating activities	528	450	1,011	995
Investing activities
Additions to properties and equipment	(159)	(141)	(438)	(375)
Proceeds from sale of businesses and assets	13	—	14	41
Acquisitions, net of cash acquired	—	(4)	(4)	(26)
Other items, net	(1)	(2)	(2)	1
Net cash used in investing activities	(147)	(147)	(430)	(359)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	166	(47)	71	(255)
Proceeds from borrowings	100	—	600	807
Repayment of borrowings	(500)	(150)	(750)	(957)
Dividends paid to stockholders	(74)	(68)	(223)	(204)
Treasury stock purchases	(100)	(75)	(275)	(120)
Dividends paid to noncontrolling interest	(4)	(4)	(5)	(8)
Proceeds from stock option exercises and other items, net	2	8	14	16
Net cash used in financing activities	(410)	(336)	(568)	(721)
Effect of exchange rate changes on cash and cash equivalents	2	—	1	(1)
Net change in cash and cash equivalents	(27)	(33)	14	(86)
Cash and cash equivalents at beginning of period	222	240	181	293
Cash and cash equivalents at end of period	$195	$207	$195	$207

(1)
Changes in pension and other postretirement benefit plans assets, liabilities, and accumulated other comprehensive income resulting primarily from net periodic benefit credits and costs, contributions, and currency remeasurement. Third quarter and first nine months 2016 included contributions of $50 million to the Company's U.S. defined benefit pension plans.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2017	2016	2017	2016
Net cash provided by operating activities	$528	$450	$1,011	$995
Less: Additions to properties and equipment	159	141	438	375
Free cash flow	$369	$309	$573	$620

Table 6A – Selected Balance Sheet Items

	September 30,	June 30,	December 31,
(Dollars in millions, unaudited)	2017	2017	2016
Cash and cash equivalents	$195	$222	$181
Total borrowings	6,694	6,881	6,594
Total Eastman stockholders' equity	5,023	4,812	4,532

Table 6B – Total Borrowings to Net Debt Reconciliations

	September 30,	June 30,	December 31,
(Dollars in millions, unaudited)	2017	2017	2016
Total borrowings	$6,694	$6,881	$6,594
Less: Cash and cash equivalents	195	222	181
Net debt	$6,499	$6,659	$6,413